Exhibit (n)

X-SQUARE BALANCED FUND, LLC

MULTIPLE CLASS PLAN

This Multiple Class Plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by X-Square Balanced Fund, LLC, a Puerto Rico limited liability company (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is an open-end management investment company and is registered under the 1940 Act;

WHEREAS, the Fund desires to adopt this Plan so that it may issue multiple classes of shares (each, a “Class” and collectively, the “Classes”); and

WHEREAS, the Board of Managers of the Fund (the “Board,” and each member thereof, a “Manager”), including a majority of the Managers who are not “interested persons” of the Fund, as such term is defined by the 1940 Act (the “Independent Managers”), in considering whether the Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of the Plan and make a determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class individually, as well as the best interests of the Fund;

NOW THEREFORE, the Fund adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.       The effective date of this Plan (the “Effective Date”) is the date upon which the Fund has an effective registration statement under the Securities Act of 1933, as amended, with respect to more than one Class.

2.        The Fund may issue shares in one or more Classes, as provided on Schedule A hereto, as amended from time to time. Shares so issued will have the rights and preferences set forth in the Fund’s Limited Liability Company Agreement, as amended from time to time, any applicable resolutions adopted by the Board from time to time, and the Fund’s then-current registration statement relating to the Classes.

3.       Shares issued in Classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

a.	each Class will have a different arrangement for shareholder services or the distribution of securities or both, and will pay all of the expenses of that arrangement;

b.	each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

c.	each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

d.	each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

e.	except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class.

4.       Nothing in this Plan will be deemed to require the Fund to take any action contrary to its Limited Liability Company Agreement, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Fund.

5.       This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

6.       This Plan may be amended at any time by the Board, provided that any material amendment of this Plan will be effective only upon approval by a vote of the Board and a majority of the Independent Managers.

7.       This Plan will be construed in accordance with the laws of Puerto Rico and the applicable provisions of the 1940 Act.

8.       If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan will not be affected thereby.

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Exhibit (n)

IN WITNESS WHEREOF, this Multiple Class Plan Approved by the Board of Managers on January 29, 2019, to become effective on the Effective Date.

X-SQUARE BALANCED FUND, LLC

By:	/s/ Ignacio Canto
Name:	Ignacio Canto
Title:	President

Exhibit (n)

SCHEDULE A

X-Square Balanced Fund, LLC – Share Classes

•	Class A
•	Class C
•	Institutional Class